Exhibit 31(c)

I, John K. Morgan, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Zep Inc.;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: December 22, 2009

/s/ John K. Morgan
John K. Morgan
Chairman, President, and Chief Executive Officer

[A signed original of this written statement required by Section 302 of the Sarbanes-Oxley Act has been provided to Zep Inc. and will be retained by Zep Inc. and furnished to the Securities and Exchange Commission or its staff upon request.]